Exhibit 99.1

EON Resources Inc. Announces

$45.5 million of Funding Closed with the Simultaneous

Settlement of Seller Obligations and Retirement of Senior Debt

HOUSTON, TX / September 10, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with 20,000 leasehold acres in the Permian Basin. The fields have a total of 750 producing and injection wells producing over 1,000 barrels of oil per day. Today, the Company announced the successful closing of total funding of $45.5 million yesterday, September 9, 2025, through a combination of volumetric funding instrument (“VMA”) and a farmout of the Company’s San Andres rights across its leasehold to a subsidiary of Virtus Energy Partners, LLC (“Virtus”).

$40.5 million of the funding was provided by a private family office that invests directly in upstream energy industry projects.

The $45.5 million funding components and sources:

●	$20.0 million of the funding was from the private family office in consideration for a 15% perpetual overriding royalty interest in existing leases and wells in the Grayburg Jackson Field (“GJF”).

●	$20.5 million of the funding was from the private family office for a 5% perpetual overriding royalty interest in the San Andres formation in wells to be drilled under the farmout program with Virtus.

●	$5.0 million of the funding was from Virtus in consideration for a farmout of the Company’s rights in the San Andres formation in which Virtus will own a 65% operated working interest and EON retains a 35% non-operated working interest. Virtus and the Company believe as many as 90 horizontal San Andres wells are prospective in the GJF. Based in Frisco Texas, Virtus is a newly formed exploration and production company with an impressive track record in the Permian Basin and many other US Basins. The primary business strategy of Virtus is to create value in under-managed conventional reservoirs by applying modern technology and techniques. Combining Virtus’ skillset with the EON assets is intended to unlock great value for all parties.

Use of the proceeds:

●	Completion of a $20.5 million cash consideration to the seller of the GJF to the Company (“Seller”) returned to EON the 10% overriding royalty interest on the GJF valued at $13.5 million, retirement of the $20 million Seller note ($15 million principal plus accrued interest), and the issuance of 1.5 million shares of EON Class A common stock in exchange for the return to treasury of the preferred units owed by Seller with a redemption value of $27 million. Additional details are available in the Amended Seller Agreement press release on the EON website.

●	Retired senior debt of approximately $19.3 million. The payoff of the senior debt eliminated a $700,000 per month amortization payment (principal and interest) whereby the Company anticipates a monthly cash flow improvement of $400,000 to $600,000.

●	Funds raised in excess of the cash payment to the Seller, the retirement of the senior debt and any fees and closing costs will be used to pay other obligations and fund field activities including workovers within the GJF commencing in the fourth quarter of 2025.

“This funding is a total transformation and a major clean-up of our balance sheet by eliminating the senior and Seller debt and putting to rest the complex capital structure from the closing of our original acquisition,” said Mitchell B. Trotter, CFO of EON. “The removal of these complexities and reduction of the monthly payments allows us to focus on our original goal, the enhancement and exploitation of our asset base to grow the Company.”

“This was a total team effort that almost nobody believed we could do,” said Dante Caravaggio, President and CEO of EON. “We put together the pieces of the puzzle by raising the money with the sale of overriding royalty interests and farming out our San Andres rights to a proven operator with extensive horizontal San Andres development experience. We are grateful to our investors, as well as to our industry and financial consultants, Virtus, Enstream Capital, EA Energy, Roth Capital Partners, Jack Holmes and Jarrett Hasson; all of whom had a hand in achieving this immense success for our shareholders. These transactions netted approximately $40 million in shareholder value.”

“The unsung heroes are the behind the scene lawyers and accountants,” continued Mr. Caravaggio. “The legal teams sorted out hundreds of pages across dozens of documents. The legal team for Virtus and their sponsor as well as for the family office were excellent to work with. I want to give a special thanks to the EON legal team of David, Matt and Alex.”

●	David M. Smith: David is the General Counsel for EON. He is a licensed attorney in Texas with 40+ years of experience in the legal field of oil and gas exploration and production, manufacturing, purchase and sale agreements, exploration agreements, land and leaseholds, right of ways, pipelines, surface use, joint operating agreements, joint interest agreements, participation agreements and operations as well as transactional and litigation experience in oil and gas, real estate, bankruptcy and commercial industries.

●	Matthew L. Ogurick: Matt is a partner in Pryor Cashman’s Corporate Group, and has been involved in EON’s growth and development from the beginning. Pryor Cashman is a full service award-winning midsize law firm headquartered in New York City with over 200 attorneys across three offices including Miami and Los Angeles. The firm serves a diverse client base that spans around the globe.

●	Alexander Kuiper: Alex is the Managing Partner of the Kuiper Law Firm, PLLC, a full-service practice with recognized expertise in energy, real estate, and business law. Alex, a Board-Certified specialist in Oil, Gas & Mineral Law, who provides strategic guidance to clients navigating complex transactions served as legal counsel in connection with the funding.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in a diversified portfolio of long-life producing oil and natural gas properties and other energy holdings. EON’s approach is to build an energy company through acquisition and through selective development of its properties. Class A Common Stock of EON trades on the NYSE American Stock Exchange under the symbol of “EONR” and the Company’s public warrants trade under the symbol of “EONR WS”. For more information on the Company, please visit the EON website.

About the Grayburg-Jackson Field Property

Our Grayburg-Jackson Field (“GJF”) is primarily a waterflood property located on the Northwest Shelf of the Permian Basin in Eddy County, New Mexico. The GJF comprises of 13,700 contiguous leasehold acres with 342 producing wells, 207 injection wells and 1 water source well for a total of 550 wells. Leasehold rights include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth.  The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC, estimates proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) is approximately 956 million barrels of oil. Primary production is currently from the Seven Rivers formation. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations, plus another 40 million barrels from a horizontal drilling program in the San Andres. More information on the property can be located on the Grayburg-Jackson Field page of our website.

About the South Justis Field Property

The South Justis Field (“SJF”) is a carbonate reservoir similar to the rest of the Permian, and is located in Lea County, New Mexico approximately 100 miles from the GJF. The SJF is comprised of 5,360 contiguous acres containing 208 total producing and injection wells with well spacing of 50 acres. The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth.  The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil.  More information on the property can be located on the South Justis Field page of our website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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